 June 15, 2020

Dear Fellow Stockholders:

I write to update you on the Board of Director’s activities in 2019 and to discuss the recent installment of the new management team. During this period, the Board, acting collectively, through its three standing committees (Audit, Compensation and Nomination and Corporate Governance), and the newly-created Operations Committee, achieved the following successes:

●	Implemented numerous cost-cutting initiatives;
●	Stabilized the Company’s financial position;
●	Remediated long-standing internal control material weaknesses; and
●	Installed a highly qualified senior executive officer suite.

The Operations Committee was tasked by the Board to support the Company during its search for permanent management. The Committee met weekly with key executives and consultants to carry out significant cost-cutting initiatives, which included:

●	A wholesale restructuring of the Company’s IT infrastructure;
●	Eliminating excessive vendor costs and re-establishing in-house services;
●	Replacement of the outdated holding company structure with a streamlined organization; and
●	Closing unprofitable facilities and eliminating redundancies.

The Audit Committee also reduced audit fees by $1.225 million (stated) by replacing the Company’s outside auditors while successfully overseeing the remediation of two legacy material weaknesses in the Company’s internal control over financial reporting through the implementation of improved internal controls and other review procedures. The Board’s efforts resulted in the removal of ~$40M of annual run-rate costs.

While the Board pursued restructuring and cost-cutting measures, the Compensation Committee was actively recruiting new senior management. The appointment of Andrew Benett as Chairman and Chief Executive Officer brings to the Company a highly seasoned industry executive with over 20 years of expertise in brand development, digital, direct, and marketing technology, and effecting business transformation within marketing services, consulting, and corporate organizations. The appointment of Brian Linscott as Chief Operating Officer brings to the Company nearly two decades of experience advising clients and C-suite level executives on strategy, operational improvements, acquisitions, corporate development, and capital structure across a variety of industries, including media, manufacturing, and transportation. The promotion of Laurilee Kearnes to Chief Financial Officer brings to the Company over 20 years of experience in accounting and finance roles, including the last 16 years with Harte Hanks.

Notwithstanding the Board’s outsized workload in 2019, the Nominating and Corporate Governance Committee recommended that the Board decrease its size and transition from one significantly involved in day-to-day operations to one of oversight. The Board believes that reducing the number of directors will align its size with the tasks to be accomplished in the upcoming year. Consequently, the Board determined that after the annual meeting, the Board’s size will be decreased from seven (7) to five (5) directors. As disclosed in our Proxy Statement, Melvin Keating previously agreed not to be re-nominated as a director and Maureen O’Connell, recognizing the extent to which the Company would benefit from a smaller board, graciously decided to step down. Ms. O’Connell chose to tender her resignation given the completion of her work in on-boarding the new senior executive team and remediating the material weaknesses in internal controls as a member of the Audit Committee. We thank Mr. Keating and Ms. O’Connell for their dedication and outstanding service to the Company during their tenure as directors.

In light of its new role, the Board also determined to revise the director compensation package to align it with similarly sized public companies in response to the COVID-19 pandemic. Directors will continue to receive an annual cash retainer of $60,000 but will eliminate Meeting, Chairman, and Committee fees for the upcoming year. And each director will now receive a reduced amount of 18,000 restricted stock units annually, as opposed to awards with a value of $90,000 annually, to avoid the issuance of a significant amount of awards in a depressed market environment.

The Board is proud of what it has accomplished over the past year and believes Harte Hanks is in significantly better financial and organizational shape than what it inherited. On behalf of the Board of Directors, thank you for your enduring support as we work together to improve the Company’s financial condition and position it for growth.

Sincerely,

Evan Behrens

Lead Director